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                                 Loan Agreement
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Made and entered into this 18th day of February, 1998



                                     Between

                  Tabriz Anstalt Limited NV
                  a Belgian company
                  of Te Boelaerlei 37,
                  2140 Antwerpen/Bargerhout, Belgium
                  (hereinafter - "Tabriz")

                                                of the one part;



                                       And



                  Arwol Holdings Ltd.
                  an Israeli company
                  of 30 Haad Haam St., Tel-Aviv 65151, Israel
                  (hereinafter - "Arwol")

                                                of the other part;

Whereas Tabriz is prepared to grant to Arwol and Arwol is willing to accept from Tabriz a loan in the sum of up to $11,500,000 (eleven million and five hundred thousand United States Dollars) upon the terms and conditions set forth;



Now Therefore it is agreed and declared by and between the Parties as follows:

1. Tabriz hereby agrees to lend to Arwol and Arwol hereby agrees to borrow from Tabriz the sum of up to $11,500,000 (eleven million and five hundred thousand United States Dollars) (hereinafter - the "Loan").

2. Tabriz shall make the Loan available to Arwol in one or several disbursements, as to Arwol's account at a bank to be designated by it. The date or dates of actual disbursement are hereinafter called the "Loan Commencement Date or Dates". In any event these dates shall not be later than 30.04.98.

3. Arwol undertakes to repay to Tabriz the principal amount of each disbursement of the Loan in one installment three (3) years after the Loan Commencement Date (hereinafter the "Principal Repayment Date").

4. Arwol may, upon giving Tabriz seven (7) days notice, prepay the loan or any part or parts of it on a date or dates to be stated in such notice or notices.



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5.       (a)      Arwol shall pay interest on the unpaid balance of the
                  principal amount of the Loan commencing as from the Loan Commencement Date until the principal payment Date at the rate stipulated in sub-para. (c) below.

         (b) The interest shall be payable on the end of each one (1) year period.

         (c) The interest rate shall be 0.75% (three quarters of one per cent) per annum over the London Interbank Offered Rate (the "Libor Rate") for one year period, for deposits of similar amounts.

                  The said Libor Rate will be determined on the commencement of each one (1) year period.

6. All payments due from Arwol under this Agreement shall be made by Tabriz in freely convertible US Dollars by paying some to such account or accounts as Tabriz shall advise Arwol from time to time.

7. Should any date for the payment of principal or interest fall on a day which is not a business day, then payment will be made on the next following business day.

         Payments of interest will be calculated up to the date of actual payment.

8. Payments of interest due to Tabriz in connection with the Loan shall be made by Arwol after deduction at source of Israeli Income Tax if and to the extent such deductions is imposed under Law and regulations.

9. Any amount of principal or interest which has not been paid to Tabriz on the due date thereof - unless the Parties have reached at least thirty (30) days prior written consent to postpone the dates of payment
         - shall bear arrears interest at the rate of 2% above the rate mentioned in para. 5(c) above.

10. This Agreement will be governed by and construed in all respects in accordance with the Laws of Belgium; and the Parties hereby submit to the jurisdiction of the competent courts of Antwerpen, Belgium.

         Tabriz shall also have the right, at its discretion, to bring any legal action or proceeding arising out of or in connection with this Agreement before the competent courts of Tel-Aviv, Israel.

11. This Agreement may be amended or varied only by an additional instrument in writing duly signed by the Parties hereto.


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         In Witness Whereof the Parties have caused this Agreement to be duly executed and delivered as of the day and year first above written.

Tabriz Anstalt Limited NV                 Arwol Holdings Ltd.



By                                        By
  --------------------------                -------------------------
  P. Steurbant                              P. Volovelsky
  Director                                  Director


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